Exhibit 8.1

LUSE GORMAN POMERENK & SCHICK

A Professional Corporation

Attorneys at Law

5335 Wisconsin Avenue, N.W., Suite 780

Washington, D.C. 20015

Telephone (202) 274-2000

Facsimile (202) 362-2902

www.luselaw.com

writer's direct dial number

(202) 274-2000

June 25, 2014

Board of Directors

First Federal of Northern Michigan Bancorp, Inc.

100 South Second Avenue

Alpena, Michigan 49707

Board of Directors

Alpena Banking Corporation

468 North Ripley Boulevard

Alpena, Michigan 49707

Re:	Acquisition of Alpena Banking Corporation

Ladies and Gentlemen:

We have acted as special counsel to First Federal of Northern Michigan Bancorp, Inc., a Maryland corporation (“First Federal Bancorp”), in connection with the planned merger (the “Merger”) of Alpena Banking Corporation, a Michigan corporation, with and into First Federal Bancorp, with First Federal Bancorp as the surviving corporation pursuant to an Agreement and Plan of Merger (the “Agreement”) by and between First Federal Bancorp and Alpena Banking Corporation, dated as of January 23, 2014. You have asked for our opinion as to the U.S. federal income tax consequences of the Merger. All capitalized terms used but not otherwise defined in this letter shall have the meanings ascribed to them in the Agreement.

For purposes of this opinion, we have reviewed the Registration Statement on Form S-4, the Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:

(i)	The documents we have reviewed are legal, valid, and binding and that the parties will act in accordance with the provisions of such documents and the requirements of applicable law.
(ii)	The Merger will be completed in the manner set forth in Section 2.1 of the Agreement and in the Registration Statement, including the Proxy Statement/Prospectus of First Federal Bancorp and Alpena Banking Corporation contained therein.

LUSE GORMAN POMERENK & SCHICK A PROFESSIONAL CORPORATION First Federal of Northern Michigan Bancorp, Inc. Alpena Banking Corporation June 25, 2014 Page 2
(iii)	The representations as to fact contained in the letters of representation from First Federal Bancorp and Alpena Banking Corporation to us, dated as of this date, are true, correct and complete in all respects as of the date hereof and will continue to be true, correct and complete in all respects as of the Effective Time and thereafter where relevant.

Based upon and subject to the foregoing, and subject to the qualifications and limitations set forth in Registration Statement, including the Proxy Statement/Prospectus of First Federal Bancorp and Alpena Banking Corporation contained therein, we are of the opinion that under current federal income tax laws:

1.	The Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; and

2.	First Federal Bancorp and Alpena Banking Corporation will each be a party to a reorganization within the meaning of Section 368(b) of the Code; and

3.	No gain or loss will be recognized by First Federal Bancorp or Alpena Banking Corporation, or their respective subsidiaries, as a result of the Merger; and

4.	No gain or loss will be recognized by an Alpena Banking Corporation stockholder who receives shares of First Federal Bancorp common stock (except for cash received in lieu of fractional shares, as described below) in exchange for all of his or her shares of Alpena Banking Corporation common stock; and

5.	The tax basis of the shares of First Federal Bancorp common stock received by an Alpena Banking Corporation stockholder in such exchange will be equal to the basis of the Alpena Banking Corporation common stock surrendered in exchange for the First Federal Bancorp common stock (except for any basis attributable to any fractional shares, as described below); and

6.	The holding period of the First Federal Bancorp common stock received will include the holding period of shares of Alpena Banking Corporation surrendered in exchange for the First Federal Bancorp common stock, provided that such shares were held as capital assets of the Alpena Banking Corporation stockholder at the effective time of the Merger; and

7.	A stockholder who holds Alpena Banking Corporation common stock as a capital asset and who receives in exchange for such stock, cash in lieu of a fractional share interest in First Federal Bancorp common stock will be treated as having received such cash in full payment for such fractional share of stock and as capital gain or loss.

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LUSE GORMAN POMERENK & SCHICK A PROFESSIONAL CORPORATION First Federal of Northern Michigan Bancorp, Inc. Alpena Banking Corporation June 25, 2014 Page 3

This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court concerning the issues. The opinion expressed herein is limited to the referenced U.S. federal income tax matters. No other opinions are rendered or should be inferred. We also express no opinion regarding tax consequences under foreign, state or local laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Material Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Our opinion is rendered as of the date hereof and in issuing our opinion, we have relied solely upon the Code, existing and proposed regulations thereunder, and administrative positions and judicial decisions in effect as of the date hereof. Such laws, regulations, administrative positions and judicial decisions are subject to change at any time. Any such changes could affect the validity of the opinion set forth above. Also, future changes in U.S. federal income tax laws and the interpretation thereof can have retroactive effect.

Very truly yours, /s/ LUSE GORMAN POMERENK & SCHICK
LUSE GORMAN POMERENK & SCHICK, A Professional Corporation